Exhibit 5.1
JONES DAY
NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114-1190
TELEPHONE: (216) 586-3939 • FACSIMILE: (216) 579-0212
November 16, 2006
Dendreon Corporation
3005 First Avenue
Seattle, Washington 98121
     Re:      9,890,110 shares of Common Stock of Dendreon Corporation
Ladies and Gentlemen:
     We have acted as counsel for Dendreon Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of 9,890,110 shares (the “Shares”) of Common Stock, par value $0.001 per share, of the Company pursuant to Subscription Agreements entered into by the Company with certain investors dated as of November 15, 2006 (the “Subscription Agreements”). In connection with the offer and sale of the Shares pursuant to the Subscription Agreements, the Company entered into a Placement Agent Agreement dated November 15, 2006 among the Company and Credit Suisse Securities (USA) LLC and Lazard Capital Markets LLC, as joint lead placement agents.
     In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares are duly authorized and, when issued and delivered pursuant to the terms of the Subscription Agreements against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable.
     Our examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K filed by the Company relating to the Registration Statement No. 333-127521 on Form S-3 (the “Registration Statement”) filed by the Company to effect the registration of
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JONES DAY
Dendreon Corporation
November 16, 2006

the Shares under the Securities Act of 1933 (the “Act”) and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day